ALR Technologies Announces Completion of Continuous Glucose Monitor (CGM) Integration and Provides Update on Human Initiatives

SINGAPORE, February 10, 2022 (GLOBE NEWSWIRE) -- ALR Technologies ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, today announced the completion of its integration between the GluCurve Pet CGM platform and the Infinovo P3 CGM.

GluCurve Pet CGM is a first of its kind CGM for diabetic cats and dogs that utilizes an adapted version of the ALRT Diabetes Solution platform for Veterinarian Doctors. The GluCurve mobile app collects and displays pet glucose data for the pet owner via Bluetooth from the CGM hardware and securely uploads the data to the cloud where the Company's technologies analyze and organize the data into a convenient patient management portal for veterinarians. GluCurve offers veterinarians crucial time saving features such as glucose curve comparisons, insulin dose calculators, and information on all the available insulin therapies along with best practice guidelines.

Infinovo's cutting edge P3 CGM technology is the perfect fit for the GluCurve Pet CGM, utilizing industry leading features such as factory calibration, glucose readings every three minutes, and built-in memory to store up to 14 days of data collected by the CGM.

"A lot goes into the integration of such advanced hardware and software technologies, and our engineering and development team has done a phenomenal job completing the process in preparation for our upcoming non-inferiority study later this month" says Sidney Chan, Chairman and CEO of ALRT. "This is another major milestone on the path to commercialization this summer which we anticipate will make ALRT cashflow positive in 2022."

ALRT will be starting the Non-inferiority Study for the GluCurve Pet CGM this month, immediately followed with a Validation Study. With the anticipated successful results of the studies, ALR Technologies will resume talks with global pharmaceutical companies in March with a view to finalize a strategic arrangement thereafter. ALRT plans to sell a 50% stake in GluCurve Pet CGM for working capital in a structured deal which will allow a potential pharmaceutical partner to take control of the sales and marketing activities by utilizing their global presence in animal health and existing relationships with veterinary clinics worldwide for rapid adoption of the GluCurve Pet CGM.

The Company has received various inquiries on the state of the human initiatives in Singapore, Canada, and elsewhere. Having received positive feedback and results on the ALRT Diabetes Solution platform for human health, these initiatives have been put on hold while working towards the commercialization of the GluCurve Pet CGM. The diabetes care industry is calling for the use of CGMs to replace Blood Glucose Meters ("BGM"). The high cost of CGMs is the primary factor holding back patients and payers from replacing BGMs with CGMs. While the ALRT Diabetes Solution is currently bundled with BGMs, the Company is focused on offering the ALRT Diabetes Solution with a cost effective CGM. ALRT is preparing for CGM clinical trial and FDA submission to be completed during 2022. ALR Technologies is targeting to offer the ALRT Diabetes Solution bundled with CGM in 2023 with pricing to compete with the standalone BGM offerings.

About ALR Technologies

ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)
Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)
Phone: +65 3129 2924

Email: ir@alrt.com

pharmaceutical for the GluCurve CGM, commence trials for CGM for human health in 2022 or thereafter, apply for FDA clearance to market CGM for human health, or commercialize CGM for human health thereafter. The forward-looking statements included in this news release are made as of the date hereof. ALR Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.